Columbia Banking System Announces Date of Third Quarter 2025 Earnings Release and Conference Call

TACOMA, Wash., Aug 29, 2025 – Columbia Banking System, Inc. (“Columbia” Nasdaq: COLB), parent company of Columbia Bank1, today announced it will release third quarter 2025 financial results on Thursday, October 30, 2025, after market close. The Company will host a conference call for investors and analysts at 2:00 p.m. PT (5:00 p.m. ET) that same day. During the call, management will discuss Columbia’s third quarter 2025 financial results and provide an update on recent activities. There will be a live question-and-answer session following the presentation. Participants may register for the call using the link below to receive dial-in details and their own unique PINs or register for the listen-only audiocast. It is recommended you join 10 minutes prior to the start time.

Register for the call:
https://register-conf.media-server.com/register/BIde1295f868b04a969240d44867cade1a
Join the audiocast: https://edge.media-server.com/mmc/p/i6z93t5w/
Access the replay through the Company’s investor relations page under the “News & Market Data-Event Calendar” section: https://www.columbiabankingsystem.com

About Columbia
Columbia Banking System, Inc. (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Columbia Bank (dba: Umpqua Bank), an award-winning western U.S. regional bank. Columbia Bank is the largest bank headquartered in the Northwest and one of the largest banks headquartered in the West with locations in Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, and Washington. With over $50 billion in assets, Columbia Bank combines the resources, sophistication, and expertise of a national bank with a commitment to deliver superior, personalized service. The bank supports consumers and businesses through a full suite of services, including retail and commercial banking, Small Business Administration lending, institutional and corporate banking, and equipment leasing. Columbia Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Management. Learn more at www.columbiabankingsystem.com.

Investor Relations Contact:
Jacquelynne “Jacque” Bohlen
ir@columbiabank.com
(503) 727-4100

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2025 and June 30, 2025, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.
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1 Note: Columbia renamed Umpqua Bank to “Columbia Bank” effective July 1, 2025, and it will begin doing business under the Columbia Bank name and brand beginning on September 1, 2025.